June 12, 2019

Dear Fellow Natural Gas Services Group Shareholder:

I am writing today to update you on our annual meeting and the proxy materials you recently received.

First, we appreciate your support of NGS. Your confidence in the Company is important to us, and we take our role as stewards of your capital very seriously. The NGS team works hard to consider the impact of shareholder value on every decision we make.

As you know, we recently filed our Annual Proxy Statement ahead of the Company’s annual meeting to be held on June 20, 2019. In that Proxy we outline a number of important action items including our Board of Directors standing for re-election and our independent auditors which we ask you to ratify for another year of service.

We also provide significant detail regarding our executive compensation program, its evolution over the past several years and modifications made in response to our engagement and discussions with you, our shareholders. We would ask that you carefully review those materials and, as recommended by your Board of Directors, vote in favor of the proposed plan.

We also ask you to approve a new Omnibus Stock Plan which provides equity and equity derivatives to incentivize NGS employees for their efforts on your behalf. We award stock and stock options to both the leadership team as well as other key employees on an annual basis, something we consider a key component of our incentive compensation plan which allows us to attract and retain exceptional members of the NGS team.

Unfortunately, one of the proxy advisory firms, Institutional Shareholder Services (“ISS”), has recommended a vote against our executive compensation program and our Omnibus Stock Plan, a recommendation that we believe is based on flawed and careless analysis.

While we understand the role that proxy advisory firms play in the governance process, your Board of Directors and Compensation Committee believe that the ISS analysis is based on erroneous data and has significant factual and interpretive errors. For example, the ISS peer group does not contain a single contract energy compression company but does contain several exploration and production companies and non-energy companies that have no relationship to our business whatsoever. Moreover, the ISS peer group contains companies that have filed for bankruptcy, received delisting notices or are so small so as to be inappropriate peers. In short, the proxy advisor’s peer group selection suggests little care was taken in attempting to understand the business of NGS and providing an objective analysis of the Company and the efficacy of its compensation program.

This is not a new phenomenon for ISS. In the past three years, nearly half (47%) of the companies selected by ISS as NGS peers have either filed for bankruptcy or have received delisting notices.

The Compensation Committee, with the assistance of compensation experts and legal counsel and input from shareholders like you, has crafted a compensation program that they believe is fair, balancing the need to attract and retain exceptional leaders with the desire to maximize value for all of Natural Gas Services Group’s shareholders. In fact, we have continued to modify our compensation program detailed in this year’s proxy as a result of our conversations with many of our shareholders and as a result of counsel from our compensation consultants.

Your Board of Directors recommends that you vote FOR the Advisory Vote to Ratify Named Executive Officers' Compensation.

ISS has also - based on specious, careless and lazy analysis - recommended a vote against our Omnibus Stock Plan. Contrary to the claims of ISS, NGS has provided equity incentives well beyond the named executive officers, the primary reason ISS recommends a vote against the plan.

Quite simply, if ISS is successful in its campaign to defeat the approval of our Omnibus Stock Plan, our ability to attract and retain key members of our leadership team is threatened as is the opportunity to use equity to align the interests of other employees with our shareholders which eliminates a key competitive advantage for Natural Gas Services Group.

Your Board of Directors recommends that you vote FOR approval of the Omnibus Stock Plan.

Your Board of Directors has reached out to the proxy advisory firm recommending the “no” votes, explaining our rationale and requesting they reconsider their position. A copy of our formal correspondence is attached to this letter.

As always, we are open to dialogue with you - our shareholders - to make certain the decisions we make on key compensation issues include your interests and are consistent with the long-term goals of the Company. We appreciate your consideration of these important matters and look forward to continuing our dialogue with you as we work together to make Natural Gas Services Group a premier energy services concern.

Sincerely,

NATURAL GAS SERVICES GROUP, INC.
Stephen C. Taylor
Chairman, President and Chief Executive Officer

Mr. Robert Kalb
Institutional Shareholder Services, Inc.
June 12, 2019

June 12, 2019

Via Electronic Mail and Overnight Delivery

Robert Kalb
Senior Associate - Governance Department
Institutional Shareholder Services, Inc.
702 King Farm Boulevard
Suite 400
Rockville, MD 20850
Electronic Mail: Robert.D.Kalb@issgovernance.com

Ref:    Natural Gas Services Group, Inc.
ISS Proxy Advisory Services (“ISS”) Report (Dated June 6, 2019)
Natural Gas Services Group Proxy Analysis

Dear Mr. Kalb:

I serve as the Chairman of the Compensation Committee of the Natural Gas Services Group, Inc. (“NGS” or the “Company”) Board of Directors.

I write to alert you to egregious inaccuracies and misinterpretations in the above-captioned report on which you are indicated as the primary contact. We are disappointed by what we believe are erroneous assumptions and interpretations that cast an incorrect view of NGS’s compensation structure and, as a result, provide your clients and readers of your report with a jaundiced view of NGS’s proxy ballot initiatives.

Moreover, we find your claims regarding the Company’s proposed Omnibus Stock Plan to be specious, based either on a lack of understanding of omnibus equity plans or a lack of effort in your attempt to understand the equity compensation program of Natural Gas Services Group.

In past years, NGS has provided a detailed response to the erroneous and careless analysis by your firm of the Company’s proxy material and offered to discuss your findings and engage in a dialogue with your firm to better understand and address your concerns. Our attempts to engage in such dialogue have gone unanswered, suggesting you and your firm have little interest in understanding the compensation programs of our Company or a sincere, good faith analysis of our programs and policies.

It should be noted that last year ISS recommended a vote in favor of the Company’s Named Executive Officers’ (“NEO”) Compensation plan; yet, this year ISS recommended a vote against the Company’s NEO Compensation plan even though there were no material changes in the structure of the plan.

In short, your recommendation that shareholders vote against the Advisory Vote to Ratify Named Executive Officers’ Compensation and the Omnibus Stock Plan is inconsistent with both the facts and reasonable interpretation of the Company’s compensation policy and the available public data on NGS named executives’ compensation structure. Furthermore, your recommendations are not in the best interest of NGS shareholders and could result in irreparable harm to the competitiveness of the Company, especially as it relates to attracting and retaining employees critical to maximizing shareholder value over time.

While we note a number of factual and interpretative errors in your analysis of the NGS proxy, we focus on three specific items that, in the Company’s view, are fatal errors that discredit your analysis: (1) Pay for Performance Alignment; (2) Peer Group Selection; and (3) Approval of the Company’s Omnibus Stock Plan. Each is addressed in turn.

Errors in Pay for Performance Alignment Analysis

While we appreciate the ISS analysis regarding executive compensation and annual incentive awards, including the challenges faced by NGS (and the entire oilfield equipment and services sector) in the most recent fiscal year, we find your critique and criticisms to be both myopic and misleading.

NGS considers its executive compensation program structure as a critical component of attracting and retaining key employees. Over the past several years, the Compensation Committee has received meaningful input and feedback from key stakeholders as well as proxy advisory services, including ISS, regarding effective compensation practices. A critical element of the executive compensation plan is the incentive compensation program, a plan that has been substantially revised over the past several years based on feedback from all of our stakeholders, including input from proxy advisors such as ISS.

As described in the Company’s proxy, incentive compensation is calculated based on three-year total shareholder return (“TSR”) relative to the companies in our selected peer group. Based off this analysis, NGS three-year TSR was in the 82nd percentile for the peer group and in the 100th percentile for five-year TSR. In recent critiques of the NGS compensation plan, as well as in your guidance publications, ISS has stressed the importance of long-term relative performance in designing incentive compensation plans. We can only conclude that you conveniently chose to ignore this metric as it doesn’t fit your narrative.

Moreover, while ISS accurately notes that NGS financial performance did not meet certain thresholds, you appear to summarily dismiss several other important accomplishments of the Company during the year; accomplishments which the Compensation Committee and the Board of Directors felt are important to acknowledge through incentives. Such awards are consistent with the Board’s discretionary authority, an authority ISS acknowledged when recommending approval of the compensation scheme set forth in the previous year’s proxy.

First among those factors is solid revenue and profitability during a period of significant uncertainty in the oilfield equipment and services sector. As important, NGS continues to maintain the strongest balance sheet amongst its peers in a period where an unprecedented number of oilfield equipment and service peers experienced balance sheet stress, NGS maintained a strong cash position and no meaningful debt. Finally, the Company - under Mr. Taylor and his team’s leadership - have positioned NGS to compete in the burgeoning high-horsepower compression market which should result in significant growth in revenue and profitability, again without endangering the Company’s strong financial position.

It is the view of the Board of Directors - notwithstanding ISS’s neophyte critique - that the adopted compensation strategy was in the best interest of NGS shareholders.

Errors in Peer Group Selection

While you are critical of the Company’s peer group selection based on market capitalization, it is far superior to the random selection of companies that ISS mistakenly suggests is representative of NGS’s business. While you argue that the NGS peer group includes “several peers which are much larger than Natural Gas Services, when compared by revenue,” the ISS peer group includes several companies that have no connection whatsoever to the Company’s business, are grossly undersized relative to NGS and exhibit “unique” financial and structural “attributes” (e.g. bankruptcy, delisting notices and closely-held ownership) that make these companies inappropriate peers for NGS.
Moreover, it is ironic and disingenuous that ISS insists on using revenue as the primary peer metric when, in fact, you use shareholder returns (measured by stock price which is reflected in market cap) for all other measurements, creating a fundamental conflict in your analysis and conclusions.

The table below details the salient market characteristics of the eleven ISS-only selected peer group (which does not include the three shared peers) for NGS:

ISS Peer Group Comparison

Company Name	Market Cap as of June 6, 2019	Market Cap Relative to NGS

Dorchester Minerals, L.P.	$651,286,200	3.18
Isramco, Inc.	$336,852,500	1.64
Panhandle Oil and Gas Inc.	$215,387,100	1.05
Aspen Aerogels, Inc.	$120,264,200	0.59
ION Geophysical Corporation	$113,681,700	0.55
Profire Energy, Inc.	$65,310,900	0.32
Lilis Energy, Inc.	$63,282,100	0.31
TransAtlantic Petroleum Ltd.	$40,684,900	0.20
Sanchez Midstream Partners LP	$36,052,600	0.18
Superior Drilling Products, Inc.	$28,038,900	0.14
Gastar Exploration LLC	$0	0.00

Median	$65,310,900	0.32
Natural Gas Services Group, Inc.	$204,856,400
Source: Bloomberg

The median market cap of the ISS-only selected peer group is less than one-third of the market cap of Natural Gas Services Group, Inc. In fact, six out of the 11(55%) ISS-only selected peer group are less than one-third of the market cap of NGS as of the published date (June 6, 2019) of the ISS report.

NGS has been consistent in its approach to identifying and selecting appropriate companies to include into the annual peer group; Companies in the energy and energy services industry, the majority with comparable market capitalization. The Compensation Committee believes the NGS custom peer group reflects our current competitors for employee talent and that it provides an appropriate peer set for the purposes of evaluating the Company’s key compensation practices.

As you are aware, NGS has been critical of the peer selection methodology used by ISS in the past. As shown by the data below, such criticism is justified given both the performance of the ISS-only peers as well as the “revolving door” nature of the ISS-only peer group. Had NGS made as many changes to its peer group as ISS has made to the NGS peer group in the last three years, we are certain ISS would have been harshly critical of our peer group selection process.

Not including this year’s ISS-only selected peer group, ISS has recommended 21 unique companies for the NGS peer group since 2016. The 21 unique companies do not include peers in which NGS and ISS agree on for the peer group.

The table which follows provides a summary of the ISS peer group recommendations provided to NGS from 2016-2018:

ISS-Only Peer Group Recommendations 2016-2018
Company Name

Abraxas Petroleum Corporation	$167,207,200	Exploration & Production
Approach Resources Inc.	$22,431,100	Critically Low Market Cap; Market Cap Under $75 Million; Received Delisting Notice
Contango Oil & Gas Company	$70,865,200	Market Cap Under $75 Million
Eco-Stim Energy Solutions, Inc.	$358,500	Critically Low Market Cap; Market Cap Under $75 Million; Received Delisting Notice
Erin Energy Corporation	$323,000	Filed for Bankruptcy
Gastar Exploration LLC[1]	$0	Filed for Bankruptcy
Geospace Technologies Corporation	$177,492,400	Added to NGS Peer Group
Goodrich Petroleum Corporation	$137,321,200	Filed for Bankruptcy
Independence Contract Drilling, Inc.	$143,365,500	Added to NGS Peer Group
Isramco, Inc.	$336,852,500	70% Owned by Parent Company; Acquired by Parent Company
Panhandle Oil and Gas Inc.	$215,387,100	Exploration & Production
PetroQuest Energy, Inc.	$0	Filed for Bankruptcy
PrimeEnergy Resources Corporation	$268,869,800	Nearly 75% of the equity held by 5 individuals or private companies
Profire Energy, Inc.	$65,310,900	Market Cap Under $75 Million
Rex Energy Corporation	$0	Filed for Bankruptcy
SRC Energy Inc.	$1,122,037,900	Hasn’t Been Recommended to NGS since 2016
Steel Excel Inc.	NA	Shares Traded OTC and became wholly owned subsidiary of Steel Partners Holdings L.P.
Synthesis Energy Systems, Inc.	$3,750,900	Critically Low Market Cap; Market Cap Under $75 Million; Received Delisting Notice
Tesco Corporation	NA	Recommended to NGS in 2018 despite being acquired by Nabors Industries in December 2017
TransAtlantic Petroleum Ltd.	$40,684,900	Market Cap Under $75 Million
VAALCO Energy, Inc.	$85,508,900	Received Delisting Notice

Median	$70,865,200
Natural Gas Services Group, Inc.	$204,856,400
Source: Bloomberg; Company Filings
1. Gastar Exploration LLC also included in 2019 ISS-only selected peer Group

NGS carefully considers and reviews each ISS recommended peer for the inclusion in our peer group for the next year. As a result of this analysis and ISS’ recommendations, NGS added Geospace Technologies (GEOS) and Independence Contract Drilling, Inc. (ICD) into our current peer group.

That said, as the table above clearly demonstrates, ISS has, at best, a challenged track record when providing recommendations for companies to be included in the NGS peer group. Out of the remaining 19 ISS-Only recommendations, five (26%) have filed for bankruptcy and four (21%) have received delisting notices from their respective stock exchanges. Nearly half (47%) of the companies selected by ISS as NGS peers have either filed for bankruptcy or have recently received delisting notices.

The only companies in the current ISS peer group that NGS might consider as peer group members (and that are not already in the NGS selected peer group) are Abraxas Petroleum Corporation and Panhandle Oil and Gas, both exploration and production companies. After discussions with the Board of Directors and our advisors, we do not believe exploration and production companies should be represented in our peer group as their businesses and measurement metrics are unique when compared to oilfield equipment and service concerns.

Additionally, from 2016-2018 the ISS-Only peer group contained no direct peers, companies that provide contract compression services or sale of compression equipment, the primary business of NGS.

Errors in Omnibus Stock Plan Analysis

This year, NGS has asked shareholders to approve the 2019 Omnibus Equity Incentive Plan, requesting 500,000 shares for this new employee stock incentive plan. The Board of Directors recommends a vote in favor of the plan as a key ingredient of the Company’s strategy to attract and retain key employees that will provide the leadership and workforce to allow NGS to remain one of the long-term leaders in creating shareholder value while maintaining one of the strongest financial profiles in the oilfield equipment and services industry.

Unfortunately, ISS has recommended shareholders vote against the new stock plan due to an “unmitigated pay-for-performance misalignment” and the fact that the “plan is not sufficiently broad-based.”

Similar to your careless analysis of the Company’s executive compensation program, your recommendations on the 2019 Omnibus Stock Plan are based on erroneous assumptions; a misunderstanding of the design, intent and execution of the plan; and recklessly incorrect assumptions that, if not immediately corrected could result in irreparable harm to NGS and its shareholders.

While your claim that the plan provides for an “unmitigated pay-for-performance misalignment” is a bold claim, it is also specious and misleading. In fact, (an element that we are certain you are aware of), a stock plan simply authorizes a certain number of shares or share derivatives to be used to provide incentive compensation for employees in the future. The plan itself is silent on how those shares will be awarded, a process left to the Compensation Committee of the Board of Directors. We can only assume that the use of such magniloquent rhetoric was an attempt to deceptively frighten your clients rather than provide accurate, astute and objective counsel regarding the intent, purpose and effect of renewing a company’s stock incentive plan.

Your second claim that the “plan is not sufficiently broad-based” is simply incorrect. While we issue restricted stock units to our Named Executive Officers, we also issue incentive equity, in the form of stock options, to a large number of NGS employees. The leadership of NGS views this program as the most efficacious way to provide compelling economic incentives to our employees. Your assumption that only NEOs receive incentive equity in the company is simply incorrect.

Prior to the creation of this Omnibus Stock Plan, the Company provided equity and equity derivatives to non-NEOs through a separate and distinct stock option plan. To reduce cost and improve the efficiency of administration, the Board felt it appropriate to combine the plans into one Omnibus plan. Based on the most recent ISS analysis, we are convinced you were unaware of the awards made to other NGS employees.

Your recommended vote against the Omnibus Stock Plan not only threatens the Company’s ability to attract and retain key members of our leadership team, it also removes the opportunity to use equity to align the interests of other employees with our shareholders which eliminates a key competitive advantage for Natural Gas Services Group.

While the ISS analysis of the Company’s executive compensation plan is both careless and inaccurate, your critique and opinion of our new Omnibus Stock Plan is also reckless. The Board of Directors has taken great care to ensure that we can attract and retain key leaders that have the attributes and abilities to strategically position NGS to create durable shareholder value. For ISS to presuppose it can substitute its judgment for the Board of Directors of any company regarding the tools necessary to attract and retain key leadership is both dangerous and arrogant. Such presupposition is even more abhorrent when it is based on careless research, inaccurate assumptions and cavalier conclusions with no basis in fact.

In fact, the stock plan proposed by NGS is well within the cost and grant practice guidelines set forth by ISS with the only “objective” criticism raised in your analysis related to vesting procedures, a discretionary option available to the NGS Board in extraordinary situations. Your own objective analysis would lead to a “near automatic” recommendation to vote in favor of the NGS Omnibus Stock Plan.

While based on past practices and lack of interaction with your team, we aren’t optimistic that you will be willing to engage in dialogue over these issues, we hope you will - at the very least - consider correcting the factual and interpretive errors in your report so as to present an accurate picture and assessment of NGS and its proxy materials. We appreciate your immediate attention and look forward to a dialogue and resolution prior to our annual meeting.

Please contact the undersigned should you have questions.

Very truly yours,

NATURAL GAS SERVICES GROUP, INC.

/s/ William F. Hughes, Jr.

William F. Hughes, Jr.

cc:    Stephen C. Taylor, Chairman, President & Chief Executive Officer
Members - Natural Gas Services Group Board of Directors